Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Alamos Gold Inc. (“the Registration Statement”) of our Independent Auditors’ Report of Registered Public Accounting Firm dated February 19, 2015 on the consolidated financial statements of AuRico Gold Inc. (the “Company”), comprising the consolidated balance sheets of the Company as at December 31, 2014 and December 31, 2013, the consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows for the years then ended, and notes, comprising a summary of significant accounting policies and other explanatory information, and our Report of Independent Registered Public Accounting Firm dated February 19, 2015 on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2014, each of which is incorporated by reference in the Registration Statement. Our report indicates that the comparative information presented for the year ended December 31, 2013 has been restated.

(Signed) KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

Toronto, Canada

August 6, 2015

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.

KPMG Canada provides services to KPMG LLP.